EXHIBIT 99.2
STURGEON ACQUISITIONS LLC

Report of Independent Registered Public Accounting Firm

To the Management of Sturgeon Acquisitions LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows, and of members’ equity present fairly, in all material respects, the financial position of Sturgeon Acquisitions LLC and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended and the period September 13, 2014 to December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Oklahoma City, Oklahoma
August 14, 2017

STURGEON ACQUISITIONS LLC
CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2016	2015
CURRENT ASSETS
Cash and cash equivalents	$544,633	$964,826
Accounts receivable, net	564,520	560,277
Receivables from related parties	2,232,918	6,589,506
Inventories	1,769,113	2,771,862
Prepaid expenses and other current assets	171,724	337,590
Total current assets	5,282,908	11,224,061

Property, plant and equipment, net	20,872,435	21,856,267
Sand reserves, net	55,367,295	56,250,996
Goodwill	2,683,727	2,683,727
Other non-current assets	303,377	515,675
Total assets	$84,509,742	$92,530,726

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,982,812	$866,538
Payables to related parties	476,687	549,650
Accrued expenses and other current liabilities	311,568	331,030
Total current liabilities	2,771,067	1,747,218

Total liabilities	2,771,067	1,747,218

COMMITMENTS AND CONTINGENCIES (Note 11)

Members' Equity	81,738,675	90,783,508
Total liabilities and members' equity	$84,509,742	$92,530,726

The accompanying notes are an integral part of these consolidated financial statements.

STURGEON ACQUISITIONS LLC
CONSOLIDATED STATEMENTS OF NET INCOME

	Year ended December 31,		September 13 to December 31,
	2016	2015	2014
REVENUE
Product revenue	$2,619,304	$8,457,482	$14,301,656
Product revenue - related parties	24,853,721	23,185,931	3,910,574
Total revenue	27,473,025	31,643,413	18,212,230

COST AND EXPENSES
Product cost of revenue	24,096,338	21,525,593	9,360,221
Product cost of revenue - related parties	3,220,649	457,653	111,398
Selling, general and administrative	781,536	1,354,695	1,510,985
Selling, general and administrative - related parties	536,004	503,777	—
Depreciation, depletion and accretion	2,404,540	2,104,692	738,433
Total cost and expenses	31,039,067	25,946,410	11,721,037
Operating income (loss)	(3,566,042)	5,697,003	6,491,193

OTHER INCOME (EXPENSE)
Interest expense	(384,725)	(173,726)	—
Other, net	(94,066)	(111,294)	(2,668)
Total other expense	(478,791)	(285,020)	(2,668)

Net income (loss)	$(4,044,833)	$5,411,983	$6,488,525

The accompanying notes are an integral part of these consolidated financial statements.

STURGEON ACQUISITIONS LLC
CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

Members' Equity
Balance at September 13, 2014	$—
Contributions	82,785,000
Net income	6,488,525
Balance at December, 2014	$89,273,525
Distributions	(3,902,000)
Net income	5,411,983
Balance at December 31, 2015	90,783,508
Distributions	(5,000,000)
Net loss	(4,044,833)
Balance at December 31, 2016	$81,738,675

The accompanying notes are an integral part of these consolidated financial statements.

STURGEON ACQUISITIONS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,		September 13 to December 31,
	2016	2015	2014
Cash flows from operating activities
Net income (loss)	$(4,044,833)	$5,411,983	$6,488,525
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation, depletion and accretion	2,404,540	2,104,692	738,433
Amortization of debt origination costs	204,318	102,159	—
Loss on disposal of property and equipment	45,993	—	—
Bad debt expense	—	199,179	—
Changes in assets and liabilities:
Accounts receivable, net	(4,243)	4,504,194	2,323,648
Receivables from related parties	4,356,588	(2,817,185)	(3,772,321)
Inventories	1,002,749	(1,387,128)	836,339
Prepaid expenses and other assets	173,846	200,848	12,622
Accounts payable	1,116,274	(2,535,546)	705,316
Payables to related parties	(72,963)	(88,979)	164,789
Accrued expenses and other liabilities	(180,665)	441,599	108,051
Net cash provided by operating activities	5,001,604	6,135,816	7,605,402

Cash flows from investing activities:
Purchases of property and equipment	(421,797)	(2,200,324)	(905,977)
Business acquisition, net of cash acquired	—	—	(87,940,136)
Net cash used in investing activities	(421,797)	(2,200,324)	(88,846,113)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	173,679	71,158	—
Repayments of long-term debt	(173,679)	(71,158)	—
Debt issuance cost	—	(612,955)	—
Contributions	—	—	82,785,000
Distributions	(5,000,000)	(3,902,000)	—
Net cash (used in) provided by financing activities	(5,000,000)	(4,514,955)	82,785,000
Net (decrease) increase in cash and cash equivalents	(420,193)	(579,463)	1,544,289
Cash and cash equivalents at beginning of period	964,826	1,544,289	—
Cash and cash equivalents at end of period	$544,633	$964,826	$1,544,289

Supplemental disclosure of cash flow information:
Cash paid for interest	$188,386	$71,158	$—

The accompanying notes are an integral part of these consolidated financial statements.

STURGEON ACQUISITIONS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization, Operations and Basis of Presentation

Organization

Sturgeon Acquisitions LLC (“Sturgeon” or “the Company”) is a limited liability company and was formed under the laws of the State of Delaware on July 29, 2014. Through September 12, 2014, Sturgeon had not earned any revenue and had not incurred any expenses; therefore, the statements of income, stockholders’ equity and cash flows for these respective periods have been omitted. Sturgeon is owned by Wexford Capital LP (“Wexford”), Gulfport Energy Corporation (“Gulfport”), and Rhino Resource Partners LP (“Rhino”). Wexford, Gulfport and Rhino own approximately 69%, 25% and 6%, respectively.

On September 12, 2014 (the “Acquisition Date”) Sturgeon acquired (the "Acquisition") 100% ownership of Taylor Frac, LLC (“Taylor Frac”), Taylor Real Estate Investments, LLC (“Taylor Real Estate”), and South River Road, LLC (“South River”).

At the date of acquisition, 100% of the ownership interest in Taylor Frac, Taylor Real Estate and South River were transferred for $82,775,000 of cash consideration and $5,944,690 of pending payments to the predecessor owner. Also at acquisition date, $14,578,053 of the total cash consideration provided was directly paid to Taylor and Taylor Real Estates’ debtholders.

Operations

The Company produces, markets, and provides logistical solutions for natural sand proppant that is used primarily for hydraulic fracturing in the oil and gas industry. The Company owns, operates, and develops sand reserves and related excavation and processing facilities in Taylor, Wisconsin. Additionally, the Company owns and operates logistics networks of rail-served origin and destination terminals located in Taylor, WI, Dover, OH, and Steubenville, OH.

The Company’s business depends in large part on the conditions in the oil and natural gas industry. Any prolonged increase or decrease in oil and/or natural gas prices affects levels of exploration, development and production activity, as well as the entire health of the oil and natural gas industry. Therefore, changes in the commodity prices for oil and/or natural gas could have a material effect on the Company’s result of operations and financial condition.

Basis of Presentation

The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). All material accounts and transactions between the entities within the Company have been eliminated in the combined financial statements.

2.	Acquisition

Description of the Transaction

On September 12, 2014 Sturgeon acquired Taylor Frac, Taylor Real Estate, and South River.

At the date of acquisition, 100% of the ownership interest in Taylor Frac, Taylor Real Estate and South River were transferred for $82,775,000 of cash consideration and $5,944,690 of pending payments to the predecessor owner. Also at acquisition date, $14,578,053 of the total cash consideration provided was directly paid to Taylor and Taylor Real Estates’ debtholders. Therefore, as shown below in the Recording of Assets Acquired and Liabilities Assumed, Sturgeon acquired the three entities free of any current or long term debt.

At the acquisition date, the components of the consideration transferred were as follows:

Consideration attributable to Taylor Frac LLC	$86,338,933
Consideration attributable to Taylor Real Estate Investments, LLC	2,337,726
Consideration attributable to South River Road, LLC	43,031
Total consideration transferred	$88,719,690

STURGEON ACQUISITIONS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total
Cash and cash equivalents	$705,638
Accounts receivable	7,587,298
Inventories	2,221,073
Other current assets	555,939
Property, plant and equipment(1)	20,424,087
Sand Reserves (2)	57,420,000
Goodwill(3)	2,683,727
Total assets acquired	$91,597,762

Accounts payable and accrued liabilities	$2,878,072
Total liabilities assumed	$2,878,072
Net assets acquired	$88,719,690

(1)
Property, plant and equipment fair value measurements were prepared by utilizing a combined fair market value and cost approach. The market approach relies on comparability of assets using market data information. The cost approach places emphasis on the physical components and characteristics of the asset. It places reliance on estimated replacement cost, depreciation and economic obsolescence.

(2)
The fair value of the Sand Reserves was determined based on the excess cash flow method, a form of the income approach. The method provides a value based on the estimated remaining life of sand reserves, projected financial information and industry projections.

(3)
Goodwill was the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Goodwill recorded in connection with the acquisition is attributable to assembled workforces and future profitability expected to arise from the acquired entities.

3.	Summary of Significant Accounting Policies
(a) Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include but are not limited to the allowance for doubtful accounts, reserves for self-insurance, sand reserves, depreciation and amortization of property and equipment, amortization of intangible assets, and future cash flows and fair values used to assess recoverability and impairment of long-lived assets, including goodwill.

(b) Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less when acquired are considered cash equivalents. The Company maintains its cash accounts in financial institutions that are insured by the Federal Deposit Insurance Corporation. Cash balances from time to time may exceed the insured amounts; however the Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks on such accounts. The Company had no restricted cash included in its cash or current asset balances at December 31, 2016 or 2015.

(c) Accounts Receivable
Accounts receivable include amounts due from customers for product sold are recorded when the title transfers. The Company grants credit to customers in the ordinary course of business and generally does not require collateral. Most areas in which the Company operates provide for a mechanic’s lien against the property on which the service is performed if the lien is filed within the statutorily specified time frame. Customer balances are generally considered delinquent if unpaid by the 30th day following the invoice date and credit privileges may be revoked if balances remain unpaid. The Company regularly reviews receivables and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events, and other factors. As the financial condition of customers change, circumstances develop, or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. In the event the Company was to determine that a customer may not be able to make required payments, the Company would increase the allowance through a charge to income in the period in which that determination is made. Uncollectible accounts receivable are periodically charged against the allowance for doubtful accounts once final determination is made of their uncollectability.

STURGEON ACQUISITIONS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a roll forward of the allowance for doubtful accounts from the period subsequent to the acquisition to December 31, 2016:

Balance, September 12, 2014	—
Additions charged to expense	—
Balance, December 31, 2014	$—
Additions charged to expense	199,179
Deductions for uncollectible receivables written off	(134,679)
Balance, December 31, 2015	$64,500
Additions charged to expense	—
Balance, December 31, 2016	$64,500

(d) Prepaid Expenses
Prepaid expenses primarily consist of freight on leased rail cars. Prepaid rail freight relates to charges for the movement of leased rail cars to origin of initial loading and return to destination and is charged to cost of revenue over the term of the lease.

(e) Inventories
Inventory consists of raw sand and processed sand available for sale. Inventory is stated at the lower of cost or market using standard cost which approximates average cost. Inventory manufactured at the Company’s production facility includes direct excavation costs, processing costs, and overhead allocation. Stockpile tonnages are calculated by measuring the number of tons added and removed from the stockpile. Tonnages are verified periodically by an independent surveyor. Costs are calculated on a per ton basis and are applied to the stockpiles based on the number of tons in the stockpile. Inventory transported for sale at the Company’s terminal facility includes the cost of purchased or manufactured sand, plus transportation related charges.

(f) Property and Equipment
Property and equipment, including renewals and betterments, are capitalized and stated at cost, while maintenance and repairs that do not increase the capacity, improve the efficiency or safety, or improve or extend the useful life, are charged to operations as incurred. Disposals are removed at cost, less accumulated depreciation, and any resulting gain or loss is recorded in operations. Depreciation is calculated using the straight-line method over the shorter of the estimated useful life, or the remaining lease term, as applicable. Depreciation does not begin until property and equipment is placed in service. Once placed in service, depreciation on property and equipment continues while being repaired, refurbished, or between periods of deployment. Sand reserves are depleted using the units-of-production method over the estimated sand reserves.

The Company reviews long-lived assets for recoverability in accordance with the provisions of FASB Accounting Standard Codification (“ASC”) Topic 360, Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses, and other factors. If long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount in which the carrying amount of the assets exceeds the fair value of the assets. No impairments were recognized for the years ended December 31, 2016 and 2015.

(g) Goodwill
Goodwill is not amortized, but rather is tested for impairment annually, or more frequently if events or changes in circumstances indicate that goodwill might be impaired. Determination as to whether, and by how much, goodwill is impaired involves management estimates on uncertain matters such as future commodity prices, the effects of inflation on operating expenses, discount rates, production profiles and the outlook for market supply-and-demand conditions. The impairment test is a two-step process. First, the fair value the Company is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the implied value of the Company’s goodwill is determined by allocating the Company’s fair value to its assets and liabilities as if the Company had been acquired in a business combination. The fair value of the Company is determined using the discounted cash flow approach, excluding

STURGEON ACQUISITIONS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interest. No impairments were recognized for the years ended December 31, 2016 and 2015 and the period from acquisition (September 12, 2014) through December 31, 2014.

(h) Fair Value of Financial Instruments
The Company’s financial instruments consist of cash, trade receivables, trade payables, and amounts receivable or payable to related parties. The carrying amount of cash, trade receivables, and trade payables approximates fair value because of the short-term nature of the instruments.

(i) Debt Issuance Costs
The Company capitalizes certain costs in connection with obtaining its borrowings, such as lender’s fees and related attorney’s fees. These costs are capitalized in noncurrent assets and charged to interest expense over the contractual term of the debt using the effective interest method.

(j) Revenue Recognition
Revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin or at the destination terminal. At that point, delivery has occurred, evidence of a contractual arrangement exists, the price is fixed and determinable, and collectability is reasonably assured. Amounts received from customers in advance of sand deliveries are recorded as deferred revenue. Revenue related to contractual short falls is recognized at the end of the period as defined in the applicable contract.

The timing of revenue recognition may differ from contract billing or payment schedules, resulting in revenues that have been earned but not billed (“Unbilled Revenue”) or amounts that have been billed, but not earned (“Deferred Revenue”). The Company had $11,993 of Unbilled Revenue included in accounts receivable, net in the Consolidated Balance Sheet at December 31, 2016. The Company had no Unbilled Revenue as of December 31, 2015. There was no Deferred Revenue included in the Consolidated Balance Sheets at December 31, 2016 and 2015.

(k) Income Taxes
The Company is a limited-liability company and is treated as a partnership for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company’s members. Members are taxed individually on their share of the Company’s earnings. The Predecessor was a limited-liability company and taxable income and losses of the Company were passed through to the Company’s members. Accordingly, no provision for income taxes is provided in the accompanying financial statements of the Company.

(l) Concentration of Credit Risk and Significant Customers
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents in excess of federally insured limits and trade receivables. The Company’s customers have a concentration in the oil and gas industry and the customer base primarily consists of third party oil field services providers and sand brokers.

At December 31, 2016 and 2015, one related party customer accounted for 76% and 91%, respectively, of the accounts receivable balance. During the year ended December 31, 2016, 2015 and and the period from acquisition (September 12, 2014) through December 31, 2014, two related party customers accounted for 90%, 73% and 22%, respectively, of the Company’s revenue.

(m) New Accounting Pronouncements
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which changes inventory measured using any method other than last-in, first-out (LIFO) or the retail inventory method (for example, inventory measured using first-in, first-out (FIFO) or average cost) at the lower of cost and net realizable value. ASU 2015-11 is effective for annual and interim reporting periods beginning after December 15, 2016, with early adoption permitted. We do not expect the adoption of this guidance to have a material effect on the Company's consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 supersedes existing revenue recognition requirements in GAAP and requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Additionally, it requires expanded disclosures regarding the nature, amount, timing and certainty of revenue and cash flows from contracts with customers. The ASU was effective for annual and interim reporting periods beginning after December 15, 2016, using either a full or a modified retrospective

STURGEON ACQUISITIONS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

application approach; however, in July 2015 the FASB decided to defer the effective date by one year (until 2018) by issuing ASU No. 2015-14, "Revenue From Contracts with Customers: Deferral of the Effective Date." The Company expects to adopt this new revenue guidance utilizing the retrospective method of adoption in the first quarter of 2018, and because the Company is still evaluating the portion of its revenues that may be subject to the new leasing guidance discussed below, it is unable to quantify the impact that the new revenue standard will have on the Company’s consolidated financial statements upon adoption.

In February 2016, the FASB issued ASU No, 2016-2 “Leases” amending the current accounting for leases. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less.  All other leases will fall into one of two categories: (i) a financing lease or (ii) an operating lease. Lessor accounting remains substantially unchanged with the exception that no leases entered into after the effective date will be classified as leveraged leases. For sale leaseback transactions, a sale will only be recognized if the criteria in the new revenue recognition standard are met. ASU 2016-2 is effective for fiscal years beginning after December 15, 2019, and interim periods within that fiscal year. Early adoption is permitted. Since a portion of the Company’s revenue may be subject to this new leasing guidance, it expects to adopt this updated leasing guidance at the same time its adopts the new revenue standard discussed above, utilizing the retrospective method of adoption. This new leasing guidance will also impact the Company in situations where it is the lessee, and in certain circumstances it will have a right-of-use asset and lease liability on its consolidated financial statements. The Company is currently evaluating the effect the new guidance will have on our consolidated financial statements and results of operations.

4.	Inventory
A summary of the Company's inventory is shown below:

	December 31,
	2016	2015
Brokered sand	$269,100	$—
Processed sand	1,500,013	2,771,862
Total inventory	$1,769,113	$2,771,862

5.	Prepaid Expenses and Other Current Assets
Prepaid and other current assets consists of the following:

	December 31,
	2016	2015
Prepaid expenses	$171,724	$289,459
Prepaid insurance	—	48,131
	$171,724	$337,590

STURGEON ACQUISITIONS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Property, Plant and Equipment
Property, plant and equipment include the following:

		December 31,
	Useful Life	2016	2015
Land		3,029,927	3,029,927
Rail improvements	10-20 years	4,276,928	3,932,750
Buildings - wash plant facility	39 years	4,835,148	4,849,198
Buildings - dry plant facility	39 years	7,806,128	7,818,720
Vehicles, trucks and trailers	5-10 years	2,845,547	2,781,120
Other machinery and equipment	5-10 years	45,505	47,964
Mining equipment	5 years	330,904	330,904
		23,170,087	22,790,583
Deposits on equipment and equipment in process of assembly		725,582	739,805
		23,895,669	23,530,388
Less: accumulated depreciation		3,023,234	1,674,121
Property, plant and equipment, net		$20,872,435	$21,856,267

Sand reserves were capitalized as part of the acquisition. Sand reserves are depleted using the units-of-production method over the estimated sand reserves. A summary of depreciation and depletion expense is outlined below:

	Years Ended December 31,		September 13 to December 31,
	2016	2015	2014
Depreciation expense	$1,358,977	$1,275,427	$398,639
Depletion expense	883,701	829,210	339,794
Accretion expense	161,862	55	—
Depreciation, depletion and accretion	$2,404,540	$2,104,692	$738,433

Deposits on equipment and equipment in process of assembly represents deposits placed with vendors for equipment that is in the process of assembly and purchased equipment that is being outfitted for its intended use. The equipment is not yet placed in service.

7.	Accrued and Other Current Liabilities
Accrued and other current liabilities consists of the following:

	December 31,
	2016	2015
Accrued compensation, benefits and related taxes	$63,950	$27,777
Insurance	12,000	17,133
Taxes	73,134	285,644
Environmental remediation obligation	162,338	476
Other	146	—
	$311,568	$331,030

STURGEON ACQUISITIONS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Long-Term Debt
On June 30, 2015 the Company entered in to a $25,000,000 revolving line of credit (“revolver”). Advances on the revolver bear interest at 2% plus the greater of (a) the Base Rate as set by the institution’s commercial lending group, (b) the sum of the Federal Funds Open Rate plus one half of one percent, or (c) the sum of the Daily LIBOR rate. Additionally, at the Company’s request, advances may be obtained at LIBOR rate plus 3%. The LIBOR rate option allows the Company to select a more advantageous interest figure from one, two, three, or six month LIBOR futures spot rates, at the Company’s selection and based upon management’s opinion of prospective lending rates. All outstanding principal and interest are due on the termination date of June 30, 2018. As of December 31, 2016 and 2015, there were no outstanding balances on the revolver, whereas with availability was $18,173,371 and $20,006,541, respectively.

The facility contains various customary affirmative and restrictive covenants. Among the various covenants are specifically identified financial covenants placing requirements of a minimum fixed charge coverage ratio (3.5 to 1.0) and minimum availability block ($5.0 million). As of December 31, 2015, the Company was in compliance with its covenants under the facility. The Company was not in compliance with its fixed charge coverage ratio covenant at December 31, 2016, however its revolving credit facility was undrawn at both December 31, 2016 and August 14, 2017, the date the financial statements were available to be issued. The company was in compliance with all other covenants at December 31, 2016.

9.	Related Party Transactions
Transactions between the subsidiaries of the Company and the following companies are included in Related Party Transactions: Mammoth Energy Services, Inc. ("Mammoth"); Stingray Logistics, LLC, a subsidiary of Mammoth, ("SR Logistics"); Stingray Pressure Pumping, LLC, a subsidiary of Mammoth, ("Pressure Pumping"); Barracuda Logistics, LLC, a subsidiary of Mammoth, ("Barracuda"); Redback Energy Services, LLC, a subsidiary of Mammoth, ("Energy Services"); Stingray Logistics, LLC, a subsidiary of Mammoth, ("SR Logistics"); Stingray Energy Services, LLC, an affiliate of Wexford, ("SR Logistics"); Everest Operations Management, LLC ("Everest"); and Wexford.

		REVENUES			ACCOUNTS RECEIVABLE
		Years Ended December 31,			At December 31,
		2016	2015	2014	2016	2015
Taylor and Muskie	(a)	$20,586,715	$20,510,977	$892,840	$2,119,083	$6,505,833
Taylor and Pressure Pumping	(a)	4,256,830	2,642,693	3,017,734	—	24,692
Taylor and Barracuda	(b)	10,176	—	—	110,438	26,720
Taylor and SR Logistics	(b)	—	32,261	—	—	32,261
Taylor and Energy Services	(b)	—	—	—	3,397	—
		$24,853,721	$23,185,931	$3,910,574	$2,232,918	$6,589,506

a.
Taylor sells natural sand proppant to Muskie and Pressure Pumping. Natural sand proppant is sold to Muskie at a market-based per ton arrangement on an as-needed basis to supplement sand provided by its facility (when in operation) if any orders placed by its customers are not able to be readily fulfilled, either because of volume or specific grades of sand requested.

b.	Taylor provides services related to its transload facility. From time to time, Taylor pays for goods and services on behalf of Mammoth and its subsidiaries.

STURGEON ACQUISITIONS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		COST OF REVENUE			ACCOUNTS PAYABLE
		Years Ended December 31,			At December 31,
		2016	2015	2014	2016	2015
Taylor and Barracuda	(c)	$452,558	$122,131	$—	$199,413	$11,818
Taylor and Mammoth	(d)	35,856	—	—	155,208	401,859
Taylor and Muskie	(e)	2,540,050	335,522	111,398	70,470	128,834
Taylor and Pressure Pumping	(d)	192,035	—	—	45,475	7,139
Taylor and SR Energy	(f)	150	—	—	—	—
		$3,220,649	$457,653	$111,398	$470,566	$549,650

		SELLING, GENERAL AND ADMINISTRATIVE COSTS
Taylor and Mammoth	(g)	$405,552	$401,859	$—	$—	$—
Taylor and Muskie	(g)	51,483	19,344	—	—	—
Taylor and Pressure Pumping	(g)	44,901	82,574	—	—	—
Taylor and Energy Services	(g)	10,364	—	—	3,454	—
Taylor and Wexford	(h)	13,291	—	—	2,543	—
Taylor and Everest	(i)	10,413	—	—	124	—
		$536,004	$503,777	$—	$6,121	$—
					$476,687	$549,650

c.	Taylor incurs fees from Barracuda for the usage of its rail transloading facility.

d.	Mammoth provides certain payroll and related benefits, insurance, and other costs.

e.
Muskie, an entity under common ownership with the Company, has purchased natural sand proppant from Muskie. Natural sand proppant is sold to Taylor at a market-based per ton arrangement on an as-needed basis.

f.	From time to time, SR Energy pays for goods and services on behalf of Taylor.

g.	Mammoth and Muskie provide technical and administrative services and pays for goods and services on behalf of Taylor.

h.	Wexford provides certain administrative and analytical services to the Company and, from time to time, the Company pays for goods and services on behalf of Wexford.

i.
Everest has historically provided office space and certain technical, administrative and payroll services to the Company and the Company has reimbursed Everest in amounts determined by Everest based on estimates of the amount of office space provided and the amount of employees’ time spent performing services for the Company.

10.	Commitments and Contingencies
The Company has entered into operating leases for railcars, locomotives, railroad track, and land. Approximate amounts of future minimum lease payments under these operating leases are as follows:

Year ended December 31:	Amount
2017	$3,559,446
2018	1,446,431
2019	393,450
Thereafter	—
$5,399,327

Rent Expense totaled the following:

	Years Ended December 31,		September 13 to December 31,
	2016	2015	2014
Rent Expense	$4,210,045	$4,050,619	$1,094,295

From time to time, the Company may be a party to various legal and/or regulatory proceedings arising in the normal course of business. The Company is not currently a party to any litigation or pending claim that it believes would have a material adverse effect on its business, financial position, and results of operations or liquidity.

STURGEON ACQUISITIONS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company partially insures some workers’ compensation and auto claims, which includes medical expenses, lost time and temporary or permanent disability benefits. As of December 31, 2016 and 2015, the policy requires a deductible per occurrence of $250,000 and $100,000, respectively. The Company establishes liabilities for the unpaid deductible portion of claims incurred relating to workers’ compensation and auto liability based on estimates. As of December 31, 2016 and 2015 the policies contained aggregate stop losses of $2,000,000 and $1,900,000, respectively.

The Company has various letters of credit totaling $1,375,342 to ensure the mining sites are restored back to conditions specified by local authorities.

11.	Subsequent Events
The Company has evaluated the period after December 31, 2016 through August 14, 2017, the date the financial statements were available to be issued, noting no subsequent events or transactions that required recognition or disclosure in the financial statements other than those noted above.

On March 20, 2017, as amended and restated on May 12, 2017, Mammoth, a related party to the Company, entered into a contribution agreement with Gulfport, Rhino and certain affiliates of Wexford, pursuant to which Mammoth agreed to acquire all outstanding membership interests in the Company in exchange for Mammoth’s issuance of 5,607,452 shares of its common stock, par value $0.01 per share. The acquisition of the Company closed on June 5, 2017. Based upon a closing price of Mammoth's common stock of $18.50 per share on June 5, 2017, the total purchase price was approximately $103.7 million.

Subsequent to December 31, 2016, the Company increased the aggregate commitments under its letters of credit related to its mining sites to $1.6 million.

Subsequent to December 31, 2016, the Company entered into lease agreements with aggregate commitments of $4.9 million.

On June 6, 2017, the Company terminated its revolving credit facility with PNC Bank, National Association. At the time of such termination, there were no outstanding borrowings under this facility. Effective as of July 12, 2017, Mammoth entered into a Second Amendment to its Revolving Credit and Security Agreement, among Mammoth and certain of its subsidiaries, including the Company, as borrowers, certain financial institutions party thereto, as lenders, and PNC Bank, National Association, as agent for the lenders.